Exhibit 12.1

M.A. Hanna Company
Ratio of Earnings to Fixed Charges
(in thousands)

                                                Nine Months
                                                   Ended
                                                September 30                    Year Ended December 31
                                               1996       1995        1995        1994      1993      1992     1991
Consolidated pre-tax income
from continuing operations                   $ 77,309   $ 77,739    $ 98,821   $ 66,222   $37,654   $27,005  $(16,195)

Adjustments
    Fixed charges - excluding
    capitalized interest

        Consolidated interest expense          15,582     20,295      26,278     28,549    32,258    32,509    23,221
        Interest portion of rental expense      4,856      4,410       5,942      5,624     5,281     4,729     4,905
            Total fixed charges                20,438     24,705      32,220     34,173    37,539    37,238    28,126

Adjusted earnings                             $97,747   $102,444    $131,041   $100,395   $75,193   $64,243   $11,931

Ratio of earnings to fixed charges               4.78       4.15        4.07       2.94      2.00      1.73      0.42
